Exhibit 99.1

Four Oaks Bank Announces Appointment of Chief Financial Officer

FOUR OAKS, N.C.--(BUSINESS WIRE)--September 25, 2015--Four Oaks Fincorp, Inc. (OTCQX:FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced that Ms. Deanna W. Hart has been appointed Executive Vice President and Chief Financial Officer of the Company and the Bank, effective October 1, 2015. Ms. Hart has been serving as the Bank’s Senior Vice President and Controller since January 2014 and acting Chief Financial Officer of the Company and the Bank since September 1, 2015.

President and Chief Executive Officer David H. Rupp stated, “Deanna has been an integral part of the management team and a key contributor since she joined the bank twelve years ago. I have the utmost confidence in her as she assumes the CFO position and look forward to continuing to work with her as we build on our recent momentum.”

“It is a tremendous opportunity to be named CFO at such an exciting time,” said Hart. “In addition to leading the finance team at the bank, I look forward to working with the executive team on initiatives to support our continued growth.”

With $722 million in total assets as of June 30, 2015 the Company, through its wholly-owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its sixteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, Raleigh (LPO), Apex (LPO) and Southern Pines (LPO), North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

CONTACT:
Four Oaks Fincorp, Inc.
David H. Rupp, 919-963-2177
President and Chief Executive Officer